Exhibit 10.3

POST-RETIREMENT BENEFIT AGREEMENT

This POST-RETIREMENT BENEFIT AGREEMENT (“Agreement”), made this ____ day of June, 2007, by and between H. Ray Compton (“Mr. Compton”) and Dollar Tree Stores, Inc., a Virginia Corporation (“Company”).

WHEREAS, Mr. Compton has contributed greatly to the success of the Company as a stockholder, director and officer; and

WHEREAS, Mr. Compton has retired from employment with the Company but continues to serve as a director; and

WHEREAS, Company desires to reward Mr. Compton for his past services to the Company by providing him with a non-discretionary retirement benefit that does not depend on future service.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Post-Retirement Benefit.    In consideration of the Mr. Compton’s past services to the Company, the Company hereby agrees to pay a post-retirement benefit to Mr. Compton in the amount of $30,000 per annum during his lifetime.  Such amount shall be paid in equal quarterly installments.  Mr. Compton acknowledges that taxes including, without limitation, state and federal income tax, social security and Medicare, will be withheld from this amount to the extent required by law.  In addition, for each of their lifetimes, Mr. Compton and his spouse shall be fully eligible to participate in the group health insurance maintained by the Company, currently the Dollar Tree Stores, Inc. Group Health Benefit Plan or any successor group health insurance (the “Plan”); provided however, that the cost of such insurance shall be paid by Mr. Compton or his spouse.

2.           Termination.    This Agreement may only be terminated by the written agreement of all parties hereto.

3.           Successors in Interest.   This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.  The rights and interests of Mr. Compton and his spouse under this Agreement are personal and not assignable.

4.           Miscellaneous.   This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.  The Consulting Agreement between the parties hereto dated February 1, 2005 is hereby terminated. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof.  No amendment, modification, or supplement hereto shall be of any force or effect unless it is in writing and signed by all the parties hereto.  Mr. Compton’s spouse is an intended third party beneficiary of this Agreement.

WITNESS the following signatures and seals, effective as of the day and year first above written.

_/s/ H. Ray Compton__________(SEAL)
 H. Ray Compton

DOLLAR TREE STORES, INC.

By__/s/ Bob Sasser_ __________(SEAL)
                                      Bob Sasser, CEO